Exhibit 99.1

Community Bankers Trust Corporation Announces Selection

of Permanent Chief Executive Officer

March 2, 2011 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that the Board of Directors has named Rex L. Smith, III to the positions of President and Chief Executive Officer on a permanent basis. He will also serve as President and Chief Executive Officer of the Bank.

Mr. Smith has served as the Bank’s Executive Vice President and Chief Banking Officer since May 2010, and he has assumed the responsibilities of President and Chief Executive Officer since September 2010. Mr. Smith joined the Bank as Chief Administrative Officer in April 2009 and has 29 years of experience in the banking industry, including serving as President and Chief Executive Officer of The Bank of Richmond.

The selection of Mr. Smith is the result of an executive search by the Board of Directors and its Executive Committee. In accordance with applicable regulatory requirements, Mr. Smith will officially take the President and Chief Executive Officer titles following receipt of regulatory approval.

In addition, the Company announced today that W. Thomas Townsend has been named the Bank’s Executive Vice President and Chief Credit Officer. Mr. Townsend has nearly 40 years of experience in the banking industry and is retired from the Federal Reserve Bank of Richmond, where he most recently served as a Senior Examiner from 2000 to 2010. He has also served as a senior executive in other institutions, including Senior Credit Officer of MainStreet Financial Corporation in Martinsville, Virginia, a multi-bank holding company with $3 billion in assets, from 1994 to 1998.

Alexander F. Dillard, Jr., the Chairman of the Company’s Board of Directors, stated, “After a thorough search and interviews with a number of candidates, we believe that Rex is the individual to lead the Company from this point. During our process, we were very pleased with the strategic vision that Rex has presented, and we are also pleased with the Company’s operating and earnings trends while Rex has been acting in that position. These types of decisions are never easy and, with our current challenges, it is important that we make the best decision for our business and our stockholders.”

Mr. Smith stated, “I am excited for the opportunity to build upon the progress that the Company made in the fourth quarter of 2010. I look forward to providing the necessary leadership to produce a culture of consistent profitability as we continue to refine our management structure and strategies. The recent addition of Tom Townsend as our Chief Credit Officer and a restructuring of our credit group is a big step in the right direction.”

Mr. Smith added, “I will also work closely with the Board of Directors to ensure that management and the Board work together to create a renewed focus on enhancing value for our customers and our shareholders. There have been many changes in the past year, and there are more to come, but we will remain focused on our goals. I believe that we have tremendous opportunity and the ability to move beyond the problems of the past and current economic conditions in order to create a valuable community-based bank franchise.”

*            *             *            *            *

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates one loan production office. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company, under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: John M. Oakey, III

Community Bankers Trust Corporation

804-934-9999